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                                                                     EXHIBIT 4.2


                                  M/A/R/C INC.

                       KEY EMPLOYEE INCENTIVE STOCK OPTION


         This Agreement (the "Agreement") is executed by and between M/A/R/C Inc., a Texas corporation (the "Company"), and _______________, an individual (the "Optionee"), to be effective as of _______________.

                             INCENTIVE STOCK OPTION

1. GRANT OF OPTION. The Company hereby grants to the Optionee an incentive stock option (the "Option") to acquire _____ shares ("Shares") of the common stock, One Dollar ($1.00) par value, of M/A/R/C Inc. pursuant to the 1997 Stock Option Plan for M/A/R/C Inc. (the "Plan").

2. EXERCISE PRICE. The exercise price ("Exercise Price") per Share subject to this Option is Dollars and /100 ($_________).

3. EXERCISABILITY. Except as otherwise provided in Section 4 below, the unexercised portion of this Option may be exercised in whole or in part and cumulatively according to the following schedule:

         A.    Twenty percent (20%) after _____________________________________.

         B.    Forty percent (40%) after ______________________________________.

         C.    Sixty percent (60%) after ______________________________________.

         D.    Eighty percent (80%) after _____________________________________.

         E.    One hundred percent (100%) after _______________________________.


         In no event shall this Option be exercisable beyond _______________.

4.       TERMINATION AND ACCELERATION OF OPTION.

         A. The unexercised portion of this Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

               (i) the date on which the Optionee's employment is terminated for cause;

               (ii) three months after the date on which the Optionee's
                    employment is terminated for any reason other than for cause (in which case (i) applies).

         B.    After the occurrence of any event described in Section 4C (i) or
               (ii), the Company in its sole discretion, may, after giving appropriate written notice to any Optionee holding one or more outstanding unexercised Options, cancel any Option which


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               has not been exercised within thirty (30) days (or such other period as the Company shall determine) after the date of such notice.

         C.    This Option shall become immediately fully exercisable:

               (i) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation, or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation, or dissolution is subsequently abandoned); or

               (ii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

5. NOTICE TO COMPANY. Optionee hereby agrees to notify the Company in writing within ten days after any disposition of any Shares acquired by exercise of this Option if such disposition occurs within two years from the date of grant of this Option or within one year after the transfer of such Shares to Optionee.

6. NONASSIGNABILITY. This Option may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him/her. This Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

7. LAW GOVERNING. This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such state.

8. INTERPRETATION. The undersigned Optionee acknowledges receipt of this Option, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company or the Stock Option Committee appointed pursuant to the Plan upon any questions arising under the Plan and this Agreement.

                                            M/A/R/C Inc.

                                            By:
                                               ---------------------------------



                                            Optionee:
                                                     ---------------------------



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